Exhibit 10.1

JOINT DEVELOPMENT AGREEMENT

BY AND AMONG

GLOBAL HEAVY OIL CORPORATION,

SCHLUMBERGER TECHNOLOGY CORPORATION

AND

SCHLUMBERGER HOLDINGS LIMITED

DATED

APRIL 23, 2009

TABLE OF CONTENTS

Section 1.	Collaboration	2
	(a) Phase I, Research and Development	2
	(b) Phase H, Prototype	3
	(c) Phase III, Joint Venture Phase	3
	(d) Limited Purposes and Intent	3
Section 2.	Exclusivity	4
	(a) General	4
	(b) Acknowledgment	4
Section 3.	Expenditures	5
	(a) Phase I	5
	(b) Phase H	5
	(c) Non-Recurring Engineering Charge	6
	(d) Procurement and Maintenance of JDA IP	7
	(e) Enforcement and Defense of JDA IP	7
	(f) Accounting and Audit of Qualifying Expenditures	8
	(g) Interest	9
Section 4.	Ownership of Phase III JV	9
	(a) General	9
	(b) Determination of Percentage Interest	9
Section 5.	Annual Financial Plan	12
Section 6.	Decision Making	12
	(a) Committee Formation	12
	(b) Oversight Committee	12
	(c) Technical Steering Committee	13
Section 7.	Intellectual Property	14
	(a) GRC License to the Schlumberger Parties	14
	(b) Schlumberger Parties License to GRC	15
	(c) Provision of Information by GRC	15
	(d) Provision of Information by the Schlumberger Parties	15
	(e) Joint Ownership	15
	(f) Further Assurances	16
	(g) Intellectual Property and Confidential Information Agreements	16
	(h) Use of Background IP	16
Section 8.	Patent Claim Valuation	16
Section 9.	Termination	17
	(a) Material Breach by the Schlumberger Parties	17
	(b) Material Breach by GRC	18
	(c) Failure to Meet Phase I Objectives	19
	(d) Optional Termination by the Schlumberger Parties at end of Phase I Term	20
	(e) Failure to Meet Phase II Objectives	20
	(f) Optional Termination by the Schlumberger Parties at end of Phase II Term	21
Section 10.	Representations and Warranties.	22
	(a) GRC Representations and Warranties	22
	(b) Representations and Warranties of the Schlumberger Parties	27

Section 11.	Advertising/Promotion	32
Section 12.	Change in Control Event	32
Section 13.	Confidentiality	33
	(a) General	33
	(b) Representatives	34
	(c) Return of Confidential Information	34
	(d) Privacy Laws	35
	(e) Specific Performance	35
Section 14.	Restrictive Covenant; Employee Non-Solicitation	35
	(a) General	35
	(b) Acknowledgement	36
	(c) Specific Performance	37
Section 15.	Indemnification	37
	(a) Indemnification by the Schlumberger Parties	37
	(b) Indemnification by GRC	38
	(c) Limitations on Amount of Indemnification	38
	(d) Procedure for Indemnification	38
Section 16.	Provisions of Agreement Not for Benefit of Any Non-Affiliate Third Party	40
Section 17.	Notices	41
Section 18.	Further Assurance	42
Section 19.	Attorney's Fees	42
Section 20.	Integration; Modification	42
Section 21.	Successors in Interest	42
Section 22.	Governing Law	42
Section 23.	Dispute Resolution	43
Section 24.	Remedies	43
Section 25.	Waivers and Consents	43
Section 26.	No Partnership	44
Section 27.	Severability	44
Section 28.	Counterparts	44
Section 29.	Headings	44
Section 30.	Several and Not Joint Obligations.	45

Attachment I	Defined Terms

Attachment II	Indicative Joint Venture Terms

Schedule A	Intellectual Property

Schedule B	Development Obligations of the Parties

Schedule C	Listed of Covered Entities

Exhibit A	Intellectual Property and Confidential Information Agreement

JOINT DEVELOPMENT AGREEMENT

JOINT DEVELOPMENT AGREEMENT, dated April 23, 2009 (this "Agreement"), among Global Heavy Oil Corporation ("GRC"), a Delaware corporation maintaining its principal office at 1000 Atrium Way, Atrium One, Suite 100, Mt. Laurel, NJ 08054, Schlumberger Technology Corporation ("STC"), a Texas corporation maintaining its principal office at 5599 San Felipe, Houston, TX 77056, and Schlumberger Holdings Limited, a British Virgin Islands company maintaining its principal office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands ("SHL" and, together with STC, the "Schlumberger Parties" and, individually, each a "Schlumberger Party"). GRC, STC and SHL are hereinafter referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, GRC is a wholly owned subsidiary of Global Resource Corporation ("GBRC"), which is a developer of a patent-pending microwave technology and machinery that extracts oil and petroleum products from shale deposits, tar sands, capped oil wells, bituminous coal and processed materials such as tires and plastics as well as dredged soil from harbors and river bottoms; and

WHEREAS, GRC possesses certain intellectual property, proprietary technology, trade secrets and know-how more particularly identified on Schedule A hereto, with potential application relative to Surface Upgrading (as hereinafter defined) in the Field of Use (as hereinafter defined); and

WHEREAS, the Schlumberger Parties and their affiliates are engaged in various operations within the Field of Use and also possess certain intellectual property, proprietary technology, trade secrets and know-how with potential application to Surface Upgrading in the

Field of Use in connection with GRC's intellectual property, proprietary technology, trade secrets and know-how; and

WHEREAS, neither Schlumberger Party shall be liable for the obligations of the other Schlumberger Party under this Agreement; and

WHEREAS, the Parties hereto desire to jointly collaborate in order to develop Surface Upgrading products and services in the Field of Use based upon the intellectual property, proprietary technology, trade secrets and know-how of the respective Parties more particularly identified on Schedule A hereto; and

WHEREAS, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Attachment I hereto;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Section 1. Collaboration. On the terms and subject to the conditions of this Agreement, the Parties agree to use reasonable efforts to collaborate in order to develop Surface Upgrading products and services in the Field of Use (the "Products and Services"). Subject to Section 9, the collaboration between GRC and the Schlumberger Parties as provided in the preceding sentence shall be implemented in three distinct phases as follows:

(a) Phase I, Research and Development. During Phase I, the concept of the Products and Services will be designed and developed, and the efficacy thereof will be tested. The specific development objectives for Phase I are set forth on Schedule B (the "Phase I  Objectives"). Except as provided in Section 9, Phase I shall continue from the date of this Agreement and until the earlier of (1) the date on which the Parties agree that the Phase I Objectives have been fully satisfied, whereupon Phase II shall commence, or (2) the second anniversary of the date of this Agreement, subject to extension at the option of either Party for a period continuing up to the third anniversary of the date of this Agreement (the "Phase I Term").

(b) Phase II. Prototype. Phase II shall commence immediately after the Parties agree that the Phase I Objectives have been fully satisfied and, subject to Section 9, continue until the earlier of (1) the date on which the Parties agree that the Phase II Objectives have been fully satisfied, or (2) the second anniversary of the commencement of Phase II (such time period being referred to herein as the "Primary Phase II Term"), subject to extension at the option of either Party for a period (the "Extension Period" and, together with the Primary Phase H Term, the "Phase II Tenn") continuing up to the third anniversary of the commencement of Phase II. During Phase II, the Parties will design and test a prototype device or system to deliver Products and Services as a prelude to the commercial exploitation of Products and Services. The specific development objectives for Phase II are set forth on Schedule B (the "Phase II  Objectives").

(c) Phase III, Joint Venture Phase. Except as provided in Section 9, Phase III will commence if, and when, the Phase II Objectives have been fully satisfied, but only if such Phase II Objectives have been fully satisfied by the end of the Phase II Term. If the Phase II Objectives have been so satisfied during such time period, then the Parties shall enter into a joint venture (the "Phase III JV") for the commercial exploitation of the Products and Services. The terms and conditions of the documentation establishing and governing the Phase III JV shall include those provisions set forth in Attachment II hereto and such other terms as shall be mutually agreed upon by the Parties.

(d) Limited Purposes and Intent. The Parties acknowledge and agree that the purposes and intent of this Agreement are limited to Surface Upgrading in the Field of Use and that this Agreement is not intended to cover, and does not cover, in situ or downhole upgrading in the Field of Use.

                           Section 2. Exclusivity.

(a) General. In consideration of the time, effort and expense that the Schlumberger Parties will expend in connection with the activities contemplated by this Agreement, and in exchange for the payments described in the following sentence, GRC hereby agrees that, except as provided herein, during the term of this Agreement and continuing until two years after the termination of this Agreement, it shall not engage in the research, development, manufacturing, marketing or exploitation (commercial or other) of Products and Services, either individually or in partnership or jointly or in conjunction with any Person or Persons as principal, stockholder, owner, investor, partner or financing source (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed one percent of the outstanding shares so listed). In addition to the time, effort and expense that the Schlumberger Parties will expend in connection with the activities contemplated by this Agreement, and except as provided in Section 9, the Schlumberger Parties hereby agree to pay GRC up to $600,000 (the "Exclusivity Fee") in cash in immediately available funds as follows:

(i) $300,000 in cash in immediately available funds within thirty (30) days after the execution of this Agreement; and

(ii) an additional $300,000 in cash in immediately available funds payable on the first anniversary of the date of this Agreement.

(b) Acknowledgment. GRC acknowledges that the restrictions imposed by the provisions of subsection (a) are fair and reasonable and are reasonably required for the protection of the Schlumberger Parties. It is the desire and intent of the Parties that the provisions of this Section 2 be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and, therefore, to the extent permitted by applicable legal requirements, the Parties hereto waive any provision of applicable legal requirements that would render any provision of this Section 2 invalid or unenforceable. If any court determines that any of such covenants in this Section 2, or any part thereof, are unenforceable, then: (i) the remainder of such covenants shall not be affected by such determination; and (ii) those of such covenants that are determined to be unenforceable because of the duration or scope thereof shall be reformed by the court to reduce their duration or scope so as to render the same enforceable against such Party.

Section 3. Expenditures.

(a) Phase I. During Phase I, each Party shall pay for its own Qualifying Expenditures.

(b) Phase II.

(i) During the Primary Phase II Term, and during the Extension Period if the Schlumberger Parties make the election to extend the Primary Phase II Term as provided in Section 1(b), the Schlumberger Parties will pay for all Qualifying Expenditures of GRC (in addition to its own Qualifying Expenditures) for manufacturing a prototype device or system (including spares) as provided in the Phase II Objectives to the extent, and only to the extent, that such expenditures are consistent with the then-current Annual Financial Plan (as hereinafter defined), it being understood that if any such expenditures are not consistent with the Annual Financial Plan then such expenditures shall be borne by GRC and shall not constitute Qualifying Expenditures of GRC under this Agreement unless otherwise agreed to by the

Schlumberger Parties' designee on the Oversight Committee (as hereinafter defined). Any such amounts payable by the Schlumberger Parties to GRC shall be paid within thirty (30) days after receipt from GRC of an invoice setting forth in reasonable detail the type and amount of such Qualifying Expenditures. Each Party will pay for its own Qualifying Expenditures related to all other activities during the Primary Phase H Term and during the Extension Period.

(ii) During the Extension Period if GRC makes the election to extend the Primary Phase II Term as provided in Section 1(b), GRC will pay for all Qualifying Expenditures of the Schlumberger Parties (in addition to its own Qualifying Expenditures) for manufacturing a prototype device or system (including spares) as provided in the Phase II Objectives during such Extension Period to the extent, and only to the extent, that such expenditures are consistent with the then-current Annual Financial Plan (as hereinafter defined), it being understood that if any such expenditures are not consistent with the Annual Financial Plan then such expenditures shall be borne by the Schlumberger Parties and shall not constitute Qualifying Expenditures of the Schlumberger Parties under this Agreement unless otherwise agreed to by GRC's designee on the Oversight Committee. Any such amounts payable by GRC to the Schlumberger Parties shall be paid within thirty (30) days after receipt from the Schlumberger Parties of an invoice setting forth in reasonable detail the type and amount of such Qualifying Expenditures. Each Party will pay for its own Qualifying Expenditures related to all other activities during the Primary Phase II Term and during the Extension Period.

(c) Non-Recurring Engineering Charge. Within thirty (30) days after the commencement of Phase II, the Schlumberger Parties shall pay to GRC $1,000,000 in cash in immediately available funds as a Non-Recurring Engineering Charge.

(d) Procurement and Maintenance of JDA IP.  During Phase I and Phase II, the Schlumberger Parties shall have sole authority to manage the procurement and maintenance of all JDA IP, including, without limitation, deciding whether to file patent applications, deciding in what countries to file patent applications, deciding whether to publish information, and deciding upon confidentiality requirements. GRC and its patent counsel shall have the right to review and comment on, but not approve or reject, the procurement and maintenance of all JDA IP. All reasonable expenses under this Section 3(d), together with interest thereon as calculated pursuant to Section 3(g) (collectively, the "IP Procurement and Maintenance Costs"), shall count as Qualifying Expenditures, including, without limitation, third party fees, but not including costs of internal employees. GRC shall execute and/or authorize any documents necessary for the Schlumberger Parties to take the actions set forth in this Section 3(d), including, without limitation, execution of patent application documents.

(e) Enforcement and Defense of JDA IP. During Phase I and Phase II, the Schlumberger Parties shall have the sole authority to manage the enforcement and defense of all JDA IP, including, without limitation, deciding whether, when, and where to file patent infringement claims; file complaints regarding unfair competition by patent infringement at the International Trade Commission; initiate or respond to patent application interferences; file trade secret misappropriation claims; respond to claims for declaratory judgment; respond to oppositions; respond to cancellations; file or respond to claims for change of inventorship; and file or respond to claims concerning contract provisions relating to JDA IP. GRC and its patent counsel shall have the right to review and comment on, but not approve or reject, the enforcement and defense of all JDA IP. All reasonable expenses under this Section 3(e), together with interest thereon as calculated pursuant to Section 3(g) (collectively, the "IP

Enforcement and Defense Costs"), shall count as Qualifying Expenditures, including, without limitation, third party fees, but not including costs of internal employees. GRC shall execute and/or authorize any documents necessary for the Schlumberger Parties to take the actions set forth in this Section 3(e), including, without limitation, execution of administrative agency and court documents.

(f) Accounting and Audit of Qualifying Expenditures.

(i) Within 30 days after the end of each calendar quarter, each Party shall submit to the other Party an accounting of all Qualifying Expenditures incurred by such Party during the preceding quarter.

(ii) The Parties shall appoint PricewaterhouseCoopers or another mutually agreed upon independent accounting or appraisal firm of recognized national standing in the United States (the "QE Auditor") to audit the Qualifying Expenditures incurred by such Party during the preceding quarter. The QE Auditor shall be given reasonable access at reasonable times to the books and records of the Schlumberger Parties, GRC, their respective affiliates and their respective suppliers for the purpose of confirming the validity of Qualifying Expenditures. The decision by the QE Auditor of what constitutes a Qualifying Expenditure shall be final and binding on the Parties. The expenses of the QE Auditor (the "QE Auditor Costs") shall be paid by the Schlumberger Parties and constitute a Qualifying Expenditure, provided that GRC shall reimburse the Schlumberger Parties for one-half of such expenses if the Parties do not enter into the Phase III JV. GRC's portion of the QE Auditor Costs shall bear interest as provided in Section 3(g).

(iii) If, during Phase II, the QE Auditor determines that the Schlumberger Parties have paid for an expenditure of GRC that is not a Qualifying Expenditure,

then GRC shall promptly refund such amount to the Schlumberger Parties in cash in immediately available funds.

(g) Interest. All Qualifying Expenditures paid in cash by either Party during Phase I or Phase II shall bear interest, from the first day of the quarter following the quarter in which such expenditure was incurred, at the Agreed Rate.

Section 4. Ownership of Phase III JV.

(a) General. In the event the Parties enter into the Phase III JV, the Parties shall cause to be formed a legal entity to be owned not less than 60% by the Schlumberger Parties and not more than 40% by GRC. The terms and conditions of the documentation establishing and governing the Phase III JV shall include those provisions set forth in Attachment II hereto and such other terms as shall be mutually agreed upon by the Parties.

(b) Determination of Percentage Interest. A Party's percentage ownership interest in the Phase III JV (subject to the minimum and maximum thresholds set forth in subsection (a) of this Section 4) shall be based on the amount of Qualifying Expenditures previously paid by such Party after the date of this Agreement and prior to the end of Phase II in relation to the total Qualifying Expenditures paid by both Parties after the date of this Agreement and prior to the end of Phase II as follows:

(i) If the ratio of Qualifying Expenditures paid by GRC to total Qualifying Expenditures is less than 40%, then GRC shall have the option, but not the obligation, to acquire additional equity interests in the Phase III JV, up to an aggregate equity interest of 40%, by paying the Schlumberger Parties an amount in cash in immediately available funds equal to the difference between (I) the amount of Qualifying Expenditures corresponding to the percentage equity interest desired by GRC in the Phase III JV (up to an aggregate equity interest of 40%), and (2) the amount of Qualifying Expenditures previously paid by GRC after the date of this Agreement and prior to the end of Phase II. By way of example, if total Qualifying Expenditures after the date of this Agreement and through the end of Phase II are $10,000,000 and GRC has previously paid $2,000,000 of Qualifying Expenditures after the date of this Agreement and through the end of Phase II, GRC would be entitled to a 20% equity interest in the Phase III JV and would have the option, but not the obligation, of purchasing up to an additional 20% equity interest in the Phase III JV in exchange for a cash payment of $2,000,000 to the Schlumberger Parties in immediately available funds. GRC shall have the right to exercise this option only once by delivering a notice to the Schlumberger Parties not less than thirty (30) days prior to the formation of the Phase III JV. GRC shall, at its option, make any payment required under this subsection (i) (1) within three business days after the formation of the Phase III JV, or (2) by means of set-off against distributions which would otherwise be payable to GRC by the Phase III JV (which amount would be paid to the Schlumberger Parties in reduction of the amount owed to the Schlumberger Parties by GRC pursuant to this Section). If amounts remain outstanding on the fifth anniversary of the formation of the Phase III JV, then such amounts shall become immediately due and payable. Any amounts paid pursuant to clause (2) of the second immediately preceding sentence shall bear interest at the Agreed Rate. If GRC fails to pay any amount due under this Section 4(b)(i), then GRC's percentage equity interest in the Phase III JV shall be permanently reduced to the percentage obtained from the following formula: (A) the total amount of Qualifying Expenditures paid by GRC, plus (B) the amount of any principal payments by GRC pursuant to this Section 4(b)(i) prior to such failure to pay, less (C) accrued but unpaid interest owing to the Schlumberger Parties at the time of such failure to pay, divided by (D) total Qualifying Expenditures.

(ii) If the ratio of Qualifying Expenditures paid by GRC to total Qualifying Expenditures is more than 40%, then the Schlumberger Parties shall pay to GRC an amount in cash in immediately available funds equal to the difference between (1) the amount of Qualifying Expenditures previously paid by GRC after the date of this Agreement and through the end of Phase II, and (2) the amount of Qualifying Expenditures corresponding to a 40% interest in the Phase III JV. By way of example, if total Qualifying Expenditures are $10,000,000 after the date of this Agreement and through the end of Phase II and GRC has previously paid $5,000,000 of Qualifying Expenditures after the date of this Agreement and through the end of Phase II, GRC would be entitled to a payment from the Schlumberger Parties of $1,000,000 in cash in immediately available funds, whereupon the Schlumberger Parties would have a 60% interest in the Phase III JV and GRC would have a 40% interest in the Phase III JV. The Schlumberger Parties shall make any payment required under this subsection (ii) (1) within three business days after the formation of the Phase III JV, or (2) by means of a set-off against distributions that would otherwise be payable to the Schlumberger Parties by the Phase III JV (which amount would be paid to GRC in reduction of the amount owed to GRC by the Schlumberger Parties pursuant to this Section). If amounts remain outstanding on the fifth anniversary of the formation of the Phase III JV, then such amounts shall become immediately due and payable. Any amounts paid pursuant to clause (2) of the second immediately preceding sentence shall bear interest at the Agreed Rate. If the Schlumberger Parties fail to pay any amount due under this Section 4(b)(ii), then the Schlumberger Parties' percentage equity interest in the Phase III JV shall be permanently reduced to the percentage obtained from the following formula: (A) the total amount of Qualifying Expenditures paid by the Schlumberger Parties, plus (B) the amount of any principal payments by the Schlumberger Parties pursuant to this

Section 4(b)(ii) prior to such failure to pay, less (C) accrued but unpaid interest owing to GRC at the time of such failure to pay, divided by (D) total Qualifying Expenditures.

Section 5. Annual Financial Plan. Within thirty (30) days following the execution of this Agreement, each Party will prepare an annual financial plan (the "Annual Financial Plan") with respect to the development activity contemplated by this Agreement. Each Annual Financial Plan shall identify all expenditures that such Party proposes will constitute Qualifying Expenditures during the year covered by such plan, which expenditures will be subject to the review and approval of the other Party. The Parties shall update the Annual Financial Plan at least annually during Phase I and Phase II not less than thirty (30) days prior to the end of each year. Any failure to agree on the Annual Financial Plan, or any proposed modification thereto, shall be resolved in accordance with the procedures set forth in Section 23.

Section 6. Decision Making.

(a) Committee Formation. The Parties shall form two committees: an Oversight Committee and the Technical Steering Committee. The committees may establish their own rules and procedures and they may also establish such sub-committees as they see fit from time to time. The composition, powers and functions of the committees are further detailed in this Section.

(b) Oversight Committee.

(i)The Parties will establish an oversight committee (the "Oversight Committee") to (A) oversee the collaborative process under this Agreement, (B) discuss and deliberate the Phase I Objectives and the Phase II Objectives, (C) supervise the exchange between the Parties of Confidential Information (as hereinafter defined); (D) review the progress of Phase I and Phase II, and (E) make any decisions required hereunder on behalf of their respective designating Parties. The Oversight Committee shall be comprised of two (2) members (the "OC Members"). The Schlumberger Parties will be entitled to designate one (1) OC Member, and GRC will be entitled to designate one (1) OC Member. No OC Member may be removed from his or her position on the Oversight Committee without the consent of the Party that designated such OC Member. Any OC Member may resign his or her position at any time, or be removed from his or her position at any time, with or without cause, by the Party designating such OC Member. All decisions, approvals and other actions of the Oversight Committee shall require unanimous agreement at regular meetings or by written consent. In the event of a deadlock on the Oversight Committee, the matter shall be referred back to the Parties, which shall use their reasonable best efforts to overcome such deadlock.

(ii) The Oversight Committee shall meet (either in person or by electronic means through which each participant can hear all other participants) at least once every three (3) months, or so often as its members otherwise agree. Not less than fourteen (14) days prior written notice shall be given by one Party that it wishes to hold a meeting of the Oversight Committee. All such notices shall specify the time and place proposed for the relevant meeting together with details of the topic(s) requested to be discussed thereat, provided always that the other Party shall have the right to require additional items to be placed on the agenda of the meetings of the Oversight Committee, subject only to written notice of any such item being furnished by the other Party to the first Party prior to the scheduled meeting date.

(c) Technical Steering Committee.

(i) The Parties will establish a technical steering committee (the "Technical Committee") to oversee the fulfillment of Phase I Objectives and Phase II Objectives under this Agreement. The Technical Committee shall be comprised of four (4) members (the

"TSC Members"). The Schlumberger Parties will be entitled to designate two (2) TSC Members, and GRC will be entitled to designate two (2) TSC Members. No TSC Member may be removed from his or her position on the Technical Committee without the consent of the Party that designated such TSC Member. Any TSC Member may resign his or her position at any time, or be removed from his or her position at any time, with or without cause, by the Party designating such TSC Member.

(ii) The Technical Committee shall meet (either in person or by electronic means through which each participant can hear all other participants) as often as necessary, provided that prior written notice shall be given by one Party that it wishes to hold a meeting of the Technical Committee. All such notices shall specify the time and place proposed for the relevant meeting together with details of the topic(s) requested to be discussed thereat, provided always that the other Party shall have the right to require additional items to be placed on the agenda of the meetings of the Technical Committee, subject only to written notice of any such item being furnished by the other Party to the first Party prior to the scheduled meeting date.

Section 7.  Intellectual Property.

(a)  GRC License to the Schlumberger Parties. GRC grants the Schlumberger Parties an exclusive, worldwide, royalty-free license to use GRC Background IP only for Surface Upgrading in the Field of Use. GRC hereby represents and warrants to the Schlumberger Parties that the GRC Background IP constitutes all of the material Intellectual Property owned or licensed by GRC or GBRC or an affiliate thereof relating to potential applicability to Surface Upgrading in the Field of Use.

(b) Schlumberger Parties License to GRC. The Schlumberger Parties grant GRC an exclusive, worldwide, royalty-free license to use the Schlumberger Background IP only for Surface Upgrading in the Field of Use. The Schlumberger Parties hereby represent and warrant to GRC that the Schlumberger Background IP constitutes all of the material Intellectual Property owned or licensed by the Schlumberger Parties or an affiliate thereof relating to potential applicability to Surface Upgrading in the Field of Use.

(c) Provision of Information by GRC. In response to a request from the Schlumberger Parties, GRC will promptly provide any information over which it has control and which concerns Intellectual Property relating to Surface Upgrading in the Field of Use.

(d) Provision of Information by the Schlumberger Parties. In response to a request from GRC, the Schlumberger Parties will promptly provide any information over which it has control and which concerns Intellectual Property relating to Surface Upgrading in the Field of Use.

(e)  Joint Ownership. GRC and the Schlumberger Parties shall have joint 100% ownership interest in all JDA IP. The Schlumberger Parties grant GRC an exclusive, perpetual, royalty-free, worldwide license to use JDA IP in any and all fields of use, except for the Mutual Field of Use and Surface Upgrading in the Field of Use, and Schlumberger agrees that during the term of this Agreement and for a five year period thereafter, it shall not engage in the research, development, manufacturing, marketing or exploitation (commercial or other) of any products or services, either individually or in partnership or jointly in conjunction with any Person or Persons as principal, stockholder, owner, investor, partner or financing source other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed one percent of the outstanding shares so listed) in respect of or derived from any JDA IP in any or all fields of use other than for the Mutual Field of Use or Surface Upgrading in the Field of Use.

(f) Further Assurances. GRC and the Schlumberger Parties shall each execute and/or authorize any documents necessary to establish the ownership of Section 7(e).

(g) Intellectual Property and Confidential Information Agreements. Each Person participating in the activities contemplated by this Agreement shall enter into an intellectual property and confidential information agreement in substantially the form attached hereto as Exhibit A prior to participating in any such activities.

(h) Use of Background IP. The Parties acknowledge and agree that each such Party may use its Background IP and any JDA IP without restriction outside of Surface Upgrading in the Field of Use.

Section 8. Patent Claim Valuation. Schedule A hereto sets forth four critical claims, four critical countries, and a maximum value for each combination of critical claim and critical country for United States Patent Application 11/610,823 (the "GRC Patent"). To the extent a critical claim has been issued in a critical country for the GRC Patent and is legally enforceable at the end of Phase II, the Qualifying Expenditures of GRC shall include the U.S. Dollar value for such critical claim in such critical country as set forth in Schedule A. To the extent that a critical claim has been amended prior to issuance in a critical country for the GRC Patent and is legally enforceable at the end of Phase II, the Qualifying Expenditures of GRC in respect of such amended critical claim shall be determined by mutual agreement among the Parties; provided that the amount of Qualifying Expenditures of GRC in respect of such amended critical claim in a critical country shall not exceed the maximum value for such combination of critical claim (before its amendment) and critical country as set forth in Schedule A hereto;

provided, further, that if the Parties are unable to mutually agree on the Qualifying Expenditures of GRC in respect of such amended critical claim, then the amount of such Qualifying Expenditures with respect to such amended critical claim shall be determined (subject to the limitations in the preceding proviso) by a mutually agreeable independent third party.

Section 9. Termination.

(a) Material Breach by the Schlumberger Parties. In the event of a material breach of this Agreement by the Schlumberger Parties, which breach shall not be cured to the reasonable satisfaction of GRC within thirty (30) days following receipt by the Schlumberger Parties of written notice thereof, GRC shall have the right to terminate this Agreement by sending the Schlumberger Parties a written notice within thirty (30) days thereafter, whereupon:

(i) GRC shall be free to research, develop, manufacture, market, sell or exploit Products and Services;

(ii) the Schlumberger Parties grant GRC an exclusive, perpetual, royalty-free, worldwide license to use JDA IP only for Surface Upgrading in the Field of Use;

(iii) the license set forth in Section 7(a) shall terminate;

(iv) GRC shall promptly reimburse the Schlumberger Parties for 50% of all IP Procurement and Maintenance Costs, IP Enforcement and Defense Costs and QE Auditor Costs;

(v) the Schlumberger Parties shall promptly deliver to GRC all Manufacturing Information under the Schlumberger Parties' custody or control; and

(vi) all other obligations under this Agreement shall terminate, except for the obligations contained in Sections 7(b), 7(e) and 7(f), Section 13, Section 14 (as to the

Schlumberger Parties only) and Section 15 through 29, inclusive, which shall survive any such termination.

(b) Material Breach by GRC. In the event of a material breach of this Agreement by GRC, which breach shall not be cured to the reasonable satisfaction of the Schlumberger Parties within thirty (30) days following receipt by GRC of written notice thereof, the Schlumberger Parties shall have the right to terminate this Agreement by sending GRC a written notice within thirty (30) days thereafter, whereupon:

(i) the Schlumberger Parties shall be free to research, develop, manufacture, market, sell or exploit Products and Services;

(ii) GRC grants the Schlumberger Parties an exclusive, perpetual, royalty-free, worldwide license to use JDA IP only for Surface Upgrading in the Field of Use;

(iii) the license set forth in Section 7(b) shall terminate;

(iv) GRC shall promptly reimburse the Schlumberger Parties for 50% of all IP Procurement and Maintenance Costs, IP Enforcement and Defense Costs and QE Auditor Costs;

(v) if previously paid by the Schlumberger Parties, GRC shall promptly reimburse the Schlumberger Parties for the Non-Recurring Engineering Charge;

(vi) GRC shall promptly deliver to the Schlumberger Parties all Manufacturing Information under GRC's custody or control;

(vii) GRC shall promptly repay to the Schlumberger Parties the amount of any Exclusivity Fee previously paid to GRC by the Schlumberger Parties in cash in immediately available funds; and

(viii) all other obligations under this Agreement shall terminate, except for the obligations contained in Sections 2, 7(a), 7(e) and 7(f), Section 13, Section 14 (as to GRC only) and Sections 15 through 29, inclusive, which shall survive any such termination.

(c) Failure to Meet Phase I Objectives. In the event that the Phase I Objectives are not fully satisfied by the end of the Phase I Term, each Party shall have the right to terminate this Agreement by sending the other Party a written notice within thirty (30) days thereafter, whereupon:

(i) the Schlumberger Parties shall be free to research, develop, manufacture, market, sell or exploit Products and Services;

(ii) for applications of the JDA IP other than research and development activities, GRC shall grant the Schlumberger Parties an exclusive, two-year, royalty-free, worldwide license to use JDA IP only for Surface Upgrading in the Field of Use;

(iii) the license set forth in Section 7(b) shall terminate;

(iv) GRC shall promptly reimburse the Schlumberger Parties for 50% of all IP Procurement and Maintenance Costs, IP Enforcement and Defense Costs and QE Auditor Costs;

(v) each Party shall promptly deliver to the other Party all Manufacturing Information under such Party's custody or control; and

(vi) all other obligations under this Agreement shall terminate, except for the obligations contained in Sections 2, 7(a), 7(e) and 7(f), Section 13, Section 14 (as to GRC only) and Sections 15 through 29, inclusive, which shall survive any such termination.

(d) Optional Termination by the Schlumberger Parties at end of Phase I Term.

(i) In the event that the Phase I Objectives are fully satisfied by the end of the Phase I Term, the Schlumberger Parties shall have the right to terminate this Agreement by sending GRC a written notice within thirty (30) days after the end of the Phase I Term, whereupon the following will occur if GRC makes a payment to the Schlumberger Parties within sixty (60) days after the receipt of such notice from the Schlumberger Parties equal to 75% of the amount of the Schlumberger Parties' Qualifying Expenditures:

(1) the Schlumberger Parties shall grant GRC an exclusive, perpetual, royalty-free, worldwide license to use JDA IP only for Surface Upgrading in the Field of Use;

(2) the license set forth in Section 7(a) shall terminate;

(3) the Schlumberger Parties shall promptly deliver to GRC all Manufacturing Information under the Schlumberger Parties' custody or control; and

(4) all other obligations under this Agreement shall terminate, except for the obligations contained in Sections 7(b), 7(e) and 7(f), Section 13 and Sections 15 through 29, inclusive, which shall survive any such termination.

(ii) If GRC does not make the payment contemplated by the introductory clause of Section 9(d)(i) as provided therein, then the termination of this Agreement by the Schlumberger Parties under this Section 9(d) shall have the effects set forth in Section 9(c).

(e) Failure to Meet Phase II Objectives. In the event that the Phase II Objectives are not fully satisfied by the end of the Phase II Term, each Party shall have the right to terminate this Agreement by sending the other Party a written notice within thirty (30) days thereafter, whereupon:

(i) the Schlumberger Parties shall be free to research, develop, manufacture, market, sell or exploit Products and Services;

(ii) for applications of the JDA IP other than research and development activities, GRC shall grant the Schlumberger Parties an exclusive, two-year, royalty-free, worldwide license to use JDA IP only for Surface Upgrading in the Field of Use;

(iii) the license set forth in Section 7(b) shall terminate;

(iv) GRC shall promptly reimburse the Schlumberger Parties for 50% of all IP Procurement and Maintenance Costs, IP Enforcement and Defense Costs and QE Auditor Costs;

(v) each Party shall promptly deliver to the other Party all Manufacturing Information under such Party's custody or control; and

(vi) all other obligations under this Agreement shall terminate, except for the obligations contained in Sections 2, 7(a), 7(e) and 7(f), Section 13, Section 14 (as to GRC only) and Sections 15 through 29, inclusive, which shall survive any such termination.

(f) Optional Termination by the Schlumberger Parties at end of Phase II Term.

(i) In the event that the Phase II Objectives are fully satisfied by the end of the Phase II Term, the Schlumberger Parties shall have the right to terminate this Agreement by sending GRC a written notice within thirty (30) days after the end of the Phase II Term, whereupon the following will occur if GRC makes a payment to the Schlumberger Parties within sixty (60) days after the receipt of such notice from the Schlumberger Parties equal to 50% of the amount of the Schlumberger Parties' Qualifying Expenditures:

(1) the Schlumberger Parties shall grant GRC an exclusive, perpetual, royalty-free, worldwide license to use JDA IP only for Surface Upgrading in the Field of Use;

(2) the license set forth in Section 7(a) shall terminate;

(3) the Schlumberger Parties shall promptly deliver to GRC all Manufacturing Information under the Schlumberger Parties' custody or control; and

(4) all other obligations under this Agreement shall terminate, except for the obligations contained in Sections 7(b), 7(e) and 7(f), Section 13 and Sections 15 through 29, inclusive, which shall survive any such termination.

(ii) If GRC does not make the payment contemplated by the introductory clause of Section 9(f)(i) as provided therein, then the termination of this Agreement by the Schlumberger Parties under this Section 9(f) shall have the effects set forth in Section 9(e).

Section 10. Representations and Warranties.

(a) GRC Representations and Warranties. GRC hereby represents and warrants to the Schlumberger Parties as follows:

(i) GRC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. GRC has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. GRC is duly qualified to do business in each jurisdiction where required, except to the extent the failure to be so qualified would not have, individually or in the aggregate, a material adverse effect on GRC.

(ii) GRC has all requisite right, power and authority to execute and deliver this Agreement and each other document, instrument or certificate (each a "Transaction Document") to be executed and delivered by it pursuant hereto, and to perform its obligations hereunder and thereunder. This Agreement has been, and each other Transaction Document to be executed and delivered by GRC will be, duly executed and delivered by GRC. This Agreement constitutes, and each other Transaction Document to be executed by GRC will constitute, the valid and binding obligation of GRC, enforceable against GRC in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

(iii) Neither the execution and delivery of this Agreement nor any other Transaction Document to be executed by GRC pursuant hereto, nor the performance by GRC of any of its obligations hereunder or thereunder, does or will (with or without notice or lapse of time, or both):

(1) violate, conflict with or result in a breach of the organizational documents of GRC;

(2) violate, conflict with, result in a breach of or require notice or consent under (A) any law or (B) any provision of any mortgage, lease, agreement, deed of trust, indenture, license or other instrument to which GRC or its affiliates is a party, except for any violation, conflict or breach or failure to provide notice or receive consent that would not reasonably be expected to interfere in any material respect with (1) the performance by GRC of any of its obligations hereunder or under any Transaction Document or with the consummation of the transactions contemplated hereby or thereby, or (2) the purposes and intent of this Agreement;

(3) contravene, conflict with, or result in a violation of or give any Person or Governmental Authority the right to challenge any of such transactions or to exercise any remedy or obtain any relief under, any law, rule or regulation to which GRC, or any of the assets owned or used by GRC in Surface Upgrading in the Field of Use, may be subject, except for any contravention, conflict, violation, challenge or remedy that would not reasonably be expected to interfere in any material respect with (A) the performance by GRC of any of its obligations hereunder or under any other Transaction Document or with the consummation of the transactions contemplated hereby or thereby, or (B) the purposes and intent of this Agreement; or

(4) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any license, perniit, consent, approval, authorization, qualification, certificate, registration or order of any Governmental Authority that is held by GRC or that otherwise relates to Surface Upgrading in the Field of Use, except for any contravention, conflict, violation or other right that would not reasonably be expected to interfere in any material respect with (A) the performance by GRC of any of its obligations hereunder or under any other Transaction Document or with the consummation of the transactions contemplated hereby or thereby, or (B) the purposes and intent of this Agreement.

(iv) No consent, approval, waiver, authorization or other order of or filing with any third party or any Governmental Authority is required on the part of GRC in connection with the execution and delivery of this Agreement or any other Transaction Document or with the consummation of the transactions contemplated hereby or thereby, except for any consent, approval, waiver, authorization, order or filing if the failure to make or obtain the same would not reasonably be expected to interfere in any material respect with (A) the performance by GRC of any of its obligations hereunder or under any other Transaction Document or with the consummation of the transactions contemplated hereby or thereby, or (B) the purposes and intent of this Agreement.

(v) GRC is a direct, wholly owned subsidiary of GBRC. True and correct copies of GRC's certificate of incorporation and bylaws are attached as Schedule 10(a)(v). As of the date of this Agreement, the authorized capital stock of GRC consists of 1,000 shares of common stock, no par value per share, of which 100 shares of common stock are issued and outstanding and are owned, beneficially and of record, by GBRC. There are no (i) preemptive or similar rights on the part of any holder of any class of securities of GRC; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating GRC to issue or sell, or cause to be issued and sold, any equity interests of GRC or any securities convertible into or exchangeable for any such equity interests; (iii) stockholder agreements, member agreements, voting trusts or other agreements or understandings to which GRC is a party relating to the voting, purchase, redemption or other acquisition of any equity interest of GRC; or (iv) outstanding distributions, whether current or accumulated, due or payable on any of the equity interests of GRC. GRC does not have any Subsidiaries.

(vi) Schedule 10(a)(vi) contains a complete and accurate list of contracts and agreements to which GRC or its affiliates is a party relating to the Intellectual Property licensing of GRC or its affiliates related to Surface Upgrading in the Field of Use (including any contract or agreement in which GRC or its affiliates is the licensor of any software), except for (A) any license implied by the sale or lease of a product and (B) perpetual, paid-up licenses for commonly available software with a value of less than US$1,000 under which GRC or its affiliates is the licensee. To the knowledge of GRC, there are no outstanding disputes or disagreements with respect to any such contract or agreement.

(vii) GRC or its affiliates is the owner or licensee, or otherwise has the right to exclusively license, all of its Intellectual Property pursuant to Section 7.

(viii) Schedule 10(a)(viii) contains a complete and accurate list of the Patents of GRC or its affiliates, none of which have been issued, related to Surface Upgrading in the Field of Use. All Patents related to Surface Upgrading in the Field of Use are to be prosecuted and/or maintained accordingly during the term of this Agreement. No such Patent is now involved in any interference, reissue, reexamination, or opposition proceeding. To the knowledge of GRC, no Patent of GRC or its affiliates related to Surface Upgrading in the Field of Use is currently being infringed or under challenge or threat by a third party, and neither GRC nor its affiliates has received any cease and desist letters regarding the products manufactured or sold, or the services offered, by GRC or its affiliates in Surface Upgrading in the Field of Use.

(ix) GRC and its affiliates have taken reasonable precautions to protect the secrecy and confidentiality of all Know-How (including the use and enforcement by GRC or its affiliates of employee or contractor execution of proprietary information and confidentiality agreements) related to Surface Upgrading in the Field of Use. To the knowledge of GRC, neither it nor its affiliates has misappropriated the trade secrets of any other Person related to Surface Upgrading in the Field of Use. The Know-How of GRC or its affiliates related to Surface Upgrading in the Field of Use is not part of the public knowledge or literature and has not been used, divulged or appropriated either for the benefit of any Person (other than GRC or its affiliates) or to the detriment of GRC or its affiliates. The Know-How of GRC or its affiliates related to Surface Upgrading in the Field of Use is not currently under any adverse claim or challenge or threat by a third party.

(x) To the knowledge of GRC, there are no claims by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property of GRC or its affiliates related to Surface Upgrading in the Field of Use. To the knowledge of GRC, none of the goods or services of GRC or its affiliates related to Surface Upgrading in the Field of Use infringe the Intellectual Property rights of any third party. There is no suit or outstanding order, judgment or decree concerning, any of the issued or registered Intellectual Property of GRC or its affiliates related to Surface Upgrading in the Field of Use.

(xi) The Intellectual Property of GRC or its affiliates subject to this Agreement (including, without limitation, the GRC Background IP) and to be transferred to the Phase III JV constitutes all of the Intellectual Property owned or used by GRC or its affiliates that is applicable to Surface Upgrading in the Field of Use.

(xii) All information previously submitted by GRC or its affiliates to the Schlumberger Parties with respect to GRC and its affiliates, and their respective prospects, including financial statements, balance sheets, and oral and written information, is accurate and complete in all material respects.

(b) Representations and Warranties of the Schlumberger Parties. Each

Schlumberger Party hereby represents and warrants to GRC, severally and not jointly with the other Schlumberger Party, as follows (it being understood that no Schlumberger Party shall be deemed to have made any representation or warranty relating to the other Schlumberger Party):

(i) STC is duly incorporated, validly existing and in good standing under the laws of the State of Texas. SHL is duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Each Schlumberger Party has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each Schlumberger Party is duly qualified to do business in each jurisdiction where required, except to the extent the failure to be so qualified would not have, individually or in the aggregate, a material adverse effect on such Schlumberger Party.

(ii) Each Schlumberger Party has all requisite right, power and authority to execute and deliver this Agreement and each Transaction Document to be executed and delivered by it pursuant hereto, and to perform its obligations hereunder and thereunder. This Agreement has been, and each other Transaction Document to be executed and delivered by each Schlumberger Party will be, duly executed and delivered by such Schlumberger Party. This Agreement constitutes, and each other Transaction Document to be executed by STC or SHL will constitute, the valid and binding obligation of STC or SHL, as applicable, enforceable against STC or SHL, as applicable, in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

(iii) Neither the execution and delivery of this Agreement nor any other Transaction Document to be executed by STC or SHL pursuant hereto, nor the performance by STC or SHL of any of their respective obligations hereunder or thereunder, does or will (with or without notice or lapse of time, or both):

(1) violate, conflict with or result in a breach of the organizational documents of STC or SHL;

(2) violate, conflict with, result in a breach of or require notice or consent under (A) any law or (B) any provision of any mortgage, lease, agreement, deed of trust, indenture, license or any other instrument to which STC, SHL or their respective affiliates is a party, except for any violation, conflict or breach or failure to provide notice or receive consent that would not reasonably be expected to interfere in any material respect with (1) the performance by STC or SHL of any of their respective obligations hereunder or under any Transaction Document or with the consummation of the transactions contemplated hereby or thereby, or (2) the purposes and intent of this Agreement;

(3) contravene, conflict with, or result in a violation of, or give any Person or Governmental Authority the right to challenge any of such transactions or to exercise any remedy or obtain any relief under, any law, rule or regulation to which STC, SHL, or any of the assets owned or used by STC or SHL in Surface Upgrading in the Field of Use, may be subject, except for any contravention, conflict, violation, challenge or remedy that would not reasonably be expected to interfere in any material respect with (A) the performance by STC or SHL of any of their respective obligations hereunder or under any other Transaction Document or with the consummation of the transactions contemplated hereby or thereby, or (B) the purposes and intent of this Agreement; or

(4) contravene, conflict with, or result in a violation of any of the terms or requirements of or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any license, permit, consent, approval, authorization, qualification, certificate, registration or order of any Governmental Authority that is held by STC or SHL or that otherwise relates to Surface Upgrading in the Field of Use, except for any contravention, conflict, violation or other right that would not reasonably be expected to interfere in any material respect with (A) the performance by STC or SHL of any of their respective obligations hereunder or under any other Transaction Document or with the consummation of the transactions contemplated hereby or thereby, or (B) the purposes and intent of this Agreement.

(iv) No consent, approval, waiver, authorization or other order of or filing with any third party or any Governmental Authority is required on the part of STC or SHL in connection with the execution and delivery of this Agreement or any other Transaction Document or with the consummation of the transactions contemplated hereby or thereby, except for any consent, approval, waiver, authorization, order or filing if the failure to make or obtain the same would not reasonably be expected to interfere in any material respect with (A) the performance by STC or SHL of any of their respective obligations hereunder or under any other Transaction Document or with the consummation of the transactions contemplated hereby or thereby, or (B) the purposes and intent of this Agreement.

(v) Schedule 10(b)(v) contains a complete and accurate list of contracts and agreements to which STC, SHL or their respective affiliates is a party relating to the Intellectual Property licensing of STC, SHL or their respective affiliates related to Surface Upgrading in the Field of Use (including any contract or agreement in which STC, SHL or their respective affiliates is the licensor of any software), except for (A) any license implied by the sale or lease of a product and (B) perpetual, paid-up licenses for commonly available software with a value of less than US$1,000 under which STC, SHL or their respective affiliates is the licensee. To the knowledge of the Schlumberger Parties, there are no outstanding disputes or disagreements with respect to any such contract or agreement.

(vi) STC, SHL or their respective affiliates is the owner or licensee, or otherwise has the right to exclusively license, all of its Intellectual Property pursuant to Section 7.

(vii) Schedule 10(b)(vii) contains a complete and accurate list of the Patents of STC, SHL or their respective affiliates related to Surface Upgrading in the Field of Use. All of the pending or issued Patents related to Surface Upgrading in the Field of Use are to be prosecuted and/or maintained accordingly during the Willi of this Agreement. No such Patent is now involved in any interference, reissue, reexamination, or opposition proceeding. To the knowledge of the Schlumberger Parties, no Patent of STC, SHL or their respective affiliates related to Surface Upgrading in the Field of Use is currently being infringed or under challenge or threat by a third party, and neither STC, SHL nor their respective affiliates has received any cease and desist letters regarding the products manufactured or sold, or the services offered, by STC, SHL or their respective affiliates in Surface Upgrading in the Field of Use.

(viii) STC, SHL and their respective affiliates have taken reasonable precautions to protect the secrecy and confidentiality of all Know-How (including the use and enforcement by STC, SHL or their respective affiliates of employee or contractor execution of proprietary information and confidentiality agreements) related to Surface Upgrading in the Field of Use. To the knowledge of the Schlumberger Parties, neither STC, SHL nor their respective affiliates has misappropriated the trade secrets of any other Person related to Surface Upgrading in the Field of Use. The Know-How of STC, SHL or their respective affiliates related to Surface Upgrading in the Field of Use is not part of the public knowledge or literature and has not been used, divulged or appropriated either for the benefit of any Person (other than STC, SHL or their respective affiliates) or to the detriment of STC, SHL or their respective affiliates. The Know-

How of STC, SHL or their respective affiliates related to Surface Upgrading in the Field of Use is not currently under any adverse claim or challenge or threat by a third party.

(ix) To the knowledge of the Schlumberger Parties, there are no claims by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property of STC, SHL or their respective affiliates related to Surface Upgrading in the Field of Use. To the knowledge of the Schlumberger Parties, none of the goods or services of STC, SHL or their respective affiliates related to Surface Upgrading in the Field of Use infringe the Intellectual Property rights of any third party. There is no suit or outstanding order, judgment or decree concerning, any of the issued or registered Intellectual Property of STC, SHL or their respective affiliates related to Surface Upgrading in the Field of Use.

(x) The Intellectual Property of STC, SHL or their respective affiliates subject to this Agreement (including, without limitation, the Schlumberger Background IP) and to be transferred to the Phase III JV constitutes all of the Intellectual Property owned or used by STC, SHL or their respective affiliates that is applicable to Surface Upgrading in the Field of Use.

Section 11. Advertising/Promotion. Neither Party shall make or use any advertising, promotional, commercial, or publicity material related to the activities contemplated by this Agreement, unless approved by the Oversight Committee. The ability of either Party to make any disclosures required to comply with rules or regulations of Governmental Authorities shall not be limited hereby.

Section 12. Change in Control Event. If at any time after the date hereof, GBRC, or any of its Subsidiaries that own, directly or indirectly through one or more Subsidiaries of that Subsidiary, an interest in GRC (the "Affiliated Owners"), experiences a Change in Control

Event, within 15 days following such Change in Control Event, GRC shall deliver to the Schlumberger Parties a notice of such Change in Control Event, whereupon each of the provisions of Section 9(b) shall apply as if GRC has materially breached this Agreement and such breach has not been cured to the reasonable satisfaction of the Schlumberger Parties within the prescribed time period.

Section 13. Confidentiality.

(a) General. Each Party hereto acknowledges the confidential and proprietary nature of the Confidential Information of the other Party hereto and agrees to hold and keep the same as provided herein. As used herein, the term "Confidential Information," with respect to either Party hereto, shall mean any and all (i) Know-How of such Party identified on Schedule A  hereto or any other financial, technical, commercial, or other information concerning the business and affairs of such Party that has been or may hereafter be provided or shown to the other Party hereto or any of its employees, officers, directors, representatives or agents (collectively, "Representatives"), irrespective of the form of the communication, by such Party or its Representatives, and also includes all notes, analyses, compilations, studies, or other material prepared by the other Party or its Representatives containing or based, in whole or in part, on any information provided or shown by such Party or by its Representatives. Notwithstanding the foregoing, the term "Confidential Information" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the other Party or its Representatives, (ii) was available to a Party on a non- confidential basis prior to its disclosure by the other Party hereto or its Representatives, or (iii) becomes available to a Party hereto on a non-confidential basis from a source other than the other Party hereto or its Representatives, provided that the source is not bound by a confidentiality agreement with the other Party hereto or its Representatives or is otherwise prohibited from transmitting the information to the other Party hereto or its Representatives by a contractual, legal or fiduciary obligation.

(b) Representatives. Each Party may disclose any of the Confidential Information to those of its Representatives who require such material for the purpose of pursuing the activities contemplated by this Agreement (provided that such Representatives shall be informed by such Party of the confidential nature of the Confidential Information and shall be bound by the terms and conditions of this Section 13 as if they were a party hereto). Each Party agrees that (i) the Confidential Information of the other Party will be kept confidential by it and its Representatives and, except with the specific prior written consent of the other Party or as otherwise expressly permitted by the terms hereof, will not be disclosed by it or its Representatives, (ii) it and its Representatives will not use any of the Confidential Information for any reason or purpose other than to accomplish the purpose of this Agreement and (iii) it will be responsible for enforcing the confidentiality of the Confidential Information and for taking such action, legal or otherwise, as may be necessary to prevent any disclosure of the Confidential Information by any of its Representatives.

(c) Return of Confidential Information. Upon any termination of this Agreement, unless the Phase III JV has been formed or as otherwise contemplated by, or as necessary to exercise the rights granted to a Party in, Section 9, each Party shall promptly return to the other Party all documents or other matter furnished to it or its Representatives by the other Party or its Representatives constituting Confidential Information, together with all copies thereof in the possession of it or its Representatives, without retaining a copy of any such material. In the event of such request, all other documents or other material constituting

Confidential Information of the other Party in the possession of a Party or its Representatives shall be destroyed, with any such destruction confirmed in writing to the other Party.

(d) Privacy Laws. Each of the Parties will comply with all applicable Federal and state privacy laws which govern the collection, use, and disclosure of any Personal Information of the other Party that may be transmitted to it in connection with this Agreement. "Personal Information" means information about an identifiable individual, but does not include the name, title, business address, or business telephone number of an employee of either Party.

(e) Specific Performance. Each Party hereto agrees that any violation by it of the covenants contained in this Section 13 is likely to cause irreparable damage to the other Party hereto and may, as a matter of course, be restrained, ex parte, by a temporary restraining order, and also by a preliminary injunction, both without the posting of a bond. In addition, the other Party hereto shall have all other remedies provided by law including, but not limited to, a suit for damages.

Section 14. Restrictive Covenant; Employee Non-Solicitation.

(a) General. Each Party hereby covenants and agrees that neither it, nor any of its shareholders, affiliates, officers or directors will, directly or indirectly, whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent, do any of the following during the term of this Agreement and for a period of two years thereafter:

(i) use microwave processes or technologies for the purpose of upgrading Heavy Oil above the surface of the Earth (including underwater) (it being understood that this Section 14(a)(i) does not limit or otherwise modify the obligations of GRC under Section 2 of this Agreement); provided, however, that, in the event of a termination pursuant to

Sections 9(c) or 9(e), during such period GRC shall have the right (alone and not in combination with any other Person) to use the JDA IP for research and development applications (but not for any other application, including, without limitation, the development, manufacture or sale of Products and Services), or

(ii) (A) induce or attempt to induce any employee or contractor of the other Party to leave the employ or services of such other Party, (B) in any way interfere with the relationship between the other Party and any such employee or contractor, or (C) employ, or otherwise engage as an employee or otherwise, any such employee or contractor; provided, that this clause (ii) shall not restrict (x) general solicitations made to the public or the industry generally and which such solicitations are not specifically targeted at any such employee or contractor and (y) the employment of any person as a direct result of the solicitations permitted by the preceding subclause (x).

(b) Acknowledgement. Each Party hereto acknowledges that the restrictions imposed by the provisions of subsection (a) are fair and reasonable and are reasonably required for the protection of the other Party hereto. It is the desire and intent of the Parties that the provisions of this Section 14 be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and, therefore, to the extent permitted by applicable legal requirements, the Parties hereto waive any provision of applicable legal requirements that would render any provision of this Section 14 invalid or unenforceable. If any court determines that any of such covenants in this Section 14, or any part thereof, are unenforceable, then: (i) the remainder of such covenants shall not be affected by such determination; and (ii) those of such covenants that are determined to be unenforceable because of the duration or scope thereof shall be reformed by the court to reduce their duration or scope so as to render the same enforceable against such Party.

(c) Specific Performance. Each Party hereto agrees that any violation by it of the covenants contained in this Section 14 is likely to cause irreparable damage to the other Party hereto and may, as a matter of course, be restrained, ex parte, by a temporary restraining order, and also by a preliminary injunction, both without the posting of a bond. In addition, the other Party hereto shall have all other remedies provided by law including, but not limited to, a suit for damages.

Section 15. Indemnification.

(a) Indemnification by the Schlumberger Parties. Each Schlumberger Party, severally and not jointly with the other Schlumberger Party, will defend, indemnify and hold harmless GRC and its officers, directors, employees, agents and affiliates from and against any loss, liability (including strict liability), deficiency, damage, expense or cost (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Losses"), arising from, based upon or relating or otherwise attributable to:

(i) any breach of any representation or warranty made by or on behalf of such Schlumberger Party in this Agreement;

(ii) any breach of, or failure to perform, any covenant or obligation of such Schlumberger Party; and

(iii) any alleged infringement of the Intellectual Property of such Schlumberger Party applicable to Surface Upgrading in the Field of Use.

(b) Indemnification by GRC. GRC will defend, indemnify and hold harmless each Schlumberger Party and their respective officers, directors, employees, agents and affiliates from and against any Losses arising from, based upon or relating or otherwise attributable to:

(i) any breach of any representation or warranty made by or on behalf of GRC in this Agreement;

(ii) any breach of, or failure to perform, any covenant or obligation of GRC; and

(iii) any alleged infringement of the Intellectual Property of GRC applicable to Surface Upgrading in the Field of Use.

(c) Limitations on Amount of Indemnification. Anything in this Agreement to the contrary notwithstanding, the duty and obligation of any Party to indemnify any Person (the "Indemnified Party") shall be limited to the net amount of any Losses actually paid or suffered by the Indemnified Party. In determining the net amount of such Losses for which indemnification is required hereunder, the gross amount of such Losses shall be reduced by the aggregate value of any money or other assets, properties and rights (including, without limitation, proceeds of insurance, related claims, crossclaims, and counterclaims, but excluding Federal or state income or franchise tax benefits), realized or to be realized by the Indemnified Party in connection therewith.

(d) Procedure for Indemnification.

(i) Third-Party Claims. Promptly (but in no event more than fifteen (15) days) after receipt by the Indemnified Party under Section 15(a) or Section 15(b) of written notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made by such Indemnified Party against an indemnifying party under any such Section

(the "Indemnifying Party"), give notice to the Indemnifying Party of the commencement of such Proceeding, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party's failure to give such notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Proceeding. If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 15 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding. If the Indemnifying Party assumes the defense of a Proceeding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding unless such settlement, compromise or judgment includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability with respect to such Proceeding. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding. In no event shall an Indemnified Party consent to the entry of judgment or enter into any compromise or settlement with respect to a claim for which it is seeking or will seek indemnification without the prior written consent of the Indemnifying Party.

(ii) Other Claims. A claim for indemnification for any Losses not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Such notice shall be provided to the Indemnifying Party within fifteen (15) days of the date on which the Indemnified Party first incurs or becomes aware that it may incur such Losses. If the Indemnifying Party disputes its liability with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute prior to pursuing other remedies.

Section 16. Provisions of Agreement Not for Benefit of Any Non-Affiliate Third Party. None of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of either Party, nor shall any such provision be enforceable by any party not a signatory to this Agreement, other than an affiliate of such Party. Each Schlumberger Party may assign its rights in the JDA IP to one or more of its affiliates; provided that any such assignee shall be bound by this Agreement as if it were a Party hereto with respect to the subject matter covered by such assignment; provided, further, that any such assignment shall not relieve such Schlumberger Party of its obligations under this Agreement nor diminish the rights of GRC under this Agreement.. Whenever a Schlumberger Party is required to grant licenses or take other action with respect to Intellectual Property under this Agreement, to the extent necessary, such Schlumberger Party shall ensure that its affiliates grant similar licenses or take similar other action with respect to any non-U.S. rights in such Intellectual Property.

Section 17.Notices. Except as otherwise provided herein, all notices, demands, or other communications hereunder shall be in writing and shall be deemed to have been given upon personal delivery hereof or by delivery by a recognized courier service or, if mailed by certified or registered mail, postage prepaid, return receipt requested, to the Parties at the addresses set forth below, five (5) days following deposit of same in the United States mail. Notices shall be mailed as follows:

(a)	To GRC:

c/o Global Resource Corporation
1000 Atrium Way
Atrium One
Suite 100
Mt. Laurel, NJ 08054
Fax: 856-231-0016
Attention: Eric Swain

(b)	To a Schlumberger Party:

Schlumberger Technology Corporation
5599 San Felipe
Houston, TX 77056
Fax: 713-375-3500
Attention: Kambiz A. Safinya

Schlumberger Holdings Limited
Craigmuir Chambers
P.O. Box 71
Road Town, Tortola
British Virgin Islands
Fax: 713-375-3500
Attention: Kambiz A. Safinya

Any Party may change its address by giving notice to the other Party in the manner provided above, effective upon receipt thereof.

Section 18. Further Assurance. Each Party will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

Section 19. Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court of reasonable attorney's fees, costs and expenses.

Section 20. Integration; Modification. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings of the Parties in connection herewith. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement. This Agreement may be modified or amended only upon the written consent of both Parties.

Section 21. Successors in Interest. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties and each of their respective heirs, executors, administrators, personal representatives, successors and assigns.

Section 22. Governing Law. This Agreement shall be construed in accordance with the laws and decisions of the State of Delaware, excluding any conflicts of laws provisions thereof that would result in the application of the laws of another jurisdiction. In the event any provisions hereof shall be judicially declared invalid or inoperative, the Parties agree that this

Agreement shall remain in full force and effect and that all other provisions hereof shall be carried out to the extent legally possible.

Section 23. Dispute Resolution. In the event of any dispute or claim arising out of or relating to this Agreement, or the breach thereof; the Parties' respective OC Members shall first endeavor to resolve such dispute or claim through good faith negotiation. If such dispute or claim remains unresolved for a period of 30 days, such dispute or claim shall be referred to a mutually acceptable third party arbitrator and shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in accordance with the laws of the State of Delaware, excluding any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof The Parties shall share the costs of such arbitration equally. Notwithstanding the foregoing, each Party shall have the right at any time to seek injunctive relief in an appropriate judicial forum in accordance with Sections 13(e), 14(c) or 24.

Section 24. Remedies. The Parties agree that they will be irreparably damaged in the event that this Agreement should not be specifically enforced. If any dispute arises under this Agreement, a court of competent jurisdiction may award specific performance and/or issue a temporary restraining order, injunction or decree of specific performance, without any bond or other security being required and without proof of actual damage. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies which the Parties may have.

Section 25. Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 26. No Partnership. This Agreement is not intended, and shall not be construed, to establish a partnership, agency, joint venture or similar relationship between the Parties and neither Party shall be deemed to be a partner, representative, agent, fiduciary or employee of the other Party.

Section 27. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one agreement binding on both Parties, even though both Parties are not signatories to the original or the same counterpart.

Section 29. Headings. The headings of the Sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

Section 30. Several and Not Joint Obligations. GRC agrees that neither Schlumberger Party shall be liable for the obligations of the other Schlumberger Party under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed on its behalf by a duly authorized officer as of the date first above written.

°

JOINDER

The undersigned duly authorized representative of Global Resource Corporation, a Delaware corporation ("GBRC"), hereunto subscribes his name, in the name and on behalf of GBRC, in evidence of GBRC's agreement to unconditionally guarantee to Schlumberger Technology Corporation, a Texas corporation, and Schlumberger Holdings Limited, a British Virgin Islands company, the full, complete and timely payment and performance by Global Heavy Oil Corporation, a Delaware corporation ("GRC"), of its obligations, including any indemnification obligations, under this Agreement. GBRC hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against GRC, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this paragraph.

GBRC hereby agrees, on its own behalf and on behalf of its affiliates, to comply, and to cause such affiliates to comply, with the obligations contained in Section 2, Section 14 and Section 15 of this Agreement as if each of GBRC and its affiliates was a party thereto.

Global Resource Corporation

By:
Name:
Title:

ATTACHMENT I

DEFINED TERMS

"Agreed Rate" means the rate equal to the London Interbank Offered Rate (three-month) plus a margin equal to 350 basis points.

"API" means the American Petroleum Institute.

"Background IP" means, as applicable, Schlumberger Background IP or GRC Background IP.

"Change in Control Event" means (a) with respect to GBRC, or any of its Affiliated Owners, that any one of the following events has occurred after the date of this Agreement: (i) consummation of a merger or other business combination of GBRC, or any of its Affiliated Owners, with or into another corporation or entity pursuant to which GBRC, or any of its Affiliated Owners, does not survive or survives only as a Subsidiary of another entity, unless the incumbent members of its board of directors as constituted immediately prior to such merger or other business combination shall constitute at least a majority of the board of the surviving corporation or entity, (ii) the sale or other disposition of all or substantially all of the assets of GBRC, or any of its Affiliated Owners, to another Person; (iii) any transaction or series of transactions which would result in a Person or group of Persons holding more than 30% (or, in the case of a Covered Entity, 20%) of the combined voting power of the then outstanding voting securities of GBRC, or any of its Affiliated Owners, entitled to vote generally in the election of directors of GBRC, or any of its Affiliated Owners, and (b) with respect to GRC, a change in the equity ownership of GRC has occurred such that GBRC no longer owns, directly or indirectly, 100% of the equity interests in GRC. Notwithstanding anything herein to the contrary, a Change in Control Event will not include any reorganization, merger, consolidation, sale, lease, exchange or similar transaction which involves solely GBRC, or any of its Affiliated Owners, and one or more entities wholly owned, directly or indirectly, by GBRC immediately prior to such event.

"Covered Entities" means (a) an oilfield equipment or services business, (b) a business engaged in the activity of developing or commercializing oilfield technology, systems or processes, (c) a business engaged in the exploration, development or production of petroleum, and (d) any and all of such parties' affiliates, including, but not limited, to those entities listed on Schedule C. Covered Entities may be added to or deleted from Schedule C from time to time on mutual agreement of the Parties.

"Field of Use" means Heavy Oil oilfield operations, including exploration for, and production, upgrading, transportation, refining, processing, mining and storage of Heavy Oils. The Field of Use specifically excludes, without limitation, coal, oil shale, drill cuttings, oil waste, and tanker sludge and hydrocarbons trapped therein, but specifically includes residual oil.

"Governmental Authority" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multinational organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

"GRC Background IP" means all Intellectual Property of GRC and its affiliates that is applicable to Surface Upgrading in the Field of Use, including, without limitation, any and all Intellectual Property of GRC and its affiliates set forth on Schedule A hereto.

"Heavy Oil" means petroleum having an API gravity of 22.3 degrees or less.

"Intellectual Property" means intellectual property and intellectual property rights under statutory or common law, regardless of country of origin, and includes, but is not limited to: (a) trademarks, service marks, trade dress, slogans and logos, and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations therefor; (c) Patents; (d) Know-How; (e) inventions and potential inventions; and (f) all software, including all source code and object code, and all copyright rights in such software.

"JDA IP" means all Intellectual Property that is (1) applicable to Surface Upgrading in the Field of Use, and (2) developed pursuant to this Agreement.

"Know-How" means all confidential information, trade secrets and similar confidential proprietary rights in inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, suppliers, vendors, customers and distributors.

"Manufacturing Information" means all manufacturing and design information relating to Products and Services and any component thereof, including corresponding microwave equipment such as a klystron, regardless of the source of such information.

"Mutual Field of Use" means oil (petroleum) and natural gas field operations, including exploration for, and production, upgrading, transportation, refining, processing, mining and storage of oil and natural gas; provided, that such field of use specifically excludes, without limitation, Surface Upgrading in the Field of Use.

"Non-Recurring Engineering Charge" means a one-time cost for researching, developing, designing, and testing the prototype contemplated by Phase II.

"Patents" means patentable discoveries, and any patents, patent applications, registrations or certificates therefor.

"Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other such entity.

"Proceeding" means an action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

"Qualifying Expenditures" means the actual, direct and verifiable research, development, manufacturing and engineering expenditures relating to Surface Upgrading in the Field of Use that are incurred during the term of this Agreement and, in addition, in respect of GRC's Qualifying Expenditures, the amount determined in accordance with Section 8 of this

Agreement, it being understood that Qualifying Expenditures shall not include (a) any expenditure incurred prior to the date of this Agreement, (b) any expenditure resulting from the negligence, gross negligence or willful misconduct of a Party, (c) any expenditure in excess of the amount authorized in the Annual Financial Plan or (d) any expenditure for an amount in excess of what could be obtained in an arms-length transaction between unrelated parties. Such Qualifying Expenditures for research and development includes personnel costs, purchases of lab equipment, consumable materials, IP Procurement and Maintenance Costs, IP Enforcement and Defense Costs, QE Auditor Costs, prototype machines, and other reasonable costs as they relate to Surface Upgrading in the Field of Use. For purposes of clarity, amounts paid in connection with the exclusivity provisions of Section 2 of the Agreement shall not be considered a Qualifying Expenditure. The amount payable to GRC by the Schlumberger Parties pursuant to Section 3(c) as a Non-Recurring Engineering Charge shall be a Qualifying Expenditure.

"Schlumberger Background IP" means all Intellectual Property of STC, SHL and their affiliates that is applicable to Surface Upgrading in the Field of Use, including, without limitation, any and all Intellectual Property of STC, SHL and their respective affiliates set forth on Schedule A hereto.

"Subsidiary" means, with respect to any Person (for the purposes of this definition, the "parent"), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

"Surface Upgrading" means processes and technologies using microwaves to increase the API gravity of Heavy Oil above the surface of the Earth (including, without limitation, underwater).

ATTACHMENT II

INDICATIVE TERM SHEET REGARDING THE POTENTIAL CREATION

OF A JOINT VENTURE

by and among
Schlumberger Technology Corporation (including its affiliates, "STC"),

Schlumberger Holdings Limited (including its affiliates, "SHL")
and
Global Heavy Oil Corporation (including its affiliates, "GRC")
related to
Surface Upgrading in the Field of Use

NOTE: THE PRELIMINARY TERMS SET FORTH BELOW DO NOT CONSTITUTE ANY FORM OF BINDING CONTRACT BUT RATHER ARE SOLELY FOR THE PURPOSE OF OUTLINING THE TERMS PURSUANT TO WHICH DEFINITIVE AGREEMENTS MAY ULTIMATELY BE ENTERED INTO BY STC, SHL AND GRC. ANY OBLIGATION ARISING UNDER THIS INDICATIVE TERM SHEET IS EXPRESSLY CONDITIONED UPON THE EXECUTION OF SUCH DEFINITIVE AGREEMENTS SATISFACTORY IN FORM AND SUBSTANCE TO THE PARTIES.

CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE JOINT DEVELOPMENT AGREEMENT, DATED APRIL 23, 2009, AMONG STC, SHL AND GRC (THE "JDA").

Item	Terms
Formation of new joint venture ("Phase III JV")
STC, SHL and GRC will form a joint venture whereby (i) STC and SHL shall contribute certain property as set forth below in the section entitled "Contributions by the Schlumberger Parties" in exchange for not less than a 60% interest in the Phase III JV, and (ii) GRC shall contribute certain property as set forth below in the section entitled "Contributions by GRC" in exchange for up to a 40% interest in the Phase III JV.

The actual percentage interests in the Phase III JV will be determined as provided in Section 4 of the JDA.

The Phase III JV will operate as a stand-alone entity with management appointments by the Phase III JV's Board of Directors.

Structuring of Phase III JV
The Parties will cooperate to finalize an efficient ownership structure of the Phase III JV, including ownership of Intellectual Property. In addition, the Parties acknowledge that the ownership structure of the Phase III JV may include both U.S. and non-U.S. entities (each, a "Venture Entity") which will hold the Intellectual Property related to specified jurisdictions. Exhibit I to this term sheet sets forth an example of the possible structure of the Phase III JV.

Business of the Phase III JV (the "Business")	The commercial exploitation of Products and Services.

Contributions by the Schlumberger Parties
(1) All of the Schlumberger Parties' right, title and interest in and to JDA IP.

(2) All equipment, machinery, Manufacturing Information, Know-How and other tangible and intangible assets owned by the Schlumberger Parties that are used primarily in furtherance of activities under the JDA.

Contributions by GRC
(1) All of GRC's right, title and interest in and to JDA IP.

(2) All equipment, machinery, Manufacturing Information, Know-How and other tangible and intangible assets owned by GRC that are used primarily in furtherance of activities under the JDA.

Board of Directors
Each Venture Entity shall have a five member Board of Directors ("Board") appointed as follows:

- 3 persons designated by the Schlumberger Parties
- 2 persons designated by GRC

No Board member shall be removed from his or her position on a Board without the consent of the Party that designated such Board member (such Party, the "Designating Party"). Any Board member may resign his or her position at any time, or be removed from his or her position at any time, with or without cause, if the Designating Party delivers a written notice to the respective Board requesting the removal of such Board member.

In the event that any Board member shall cease to serve on the Board to which he or she was designated for any reason, the resulting vacancy shall be filled by another individual to be designated by such Board member's Designating Party.

Management Appointments
The Schlumberger Board designees will have the right to select and hire all officers and key senior management positions at the Phase III JV, but will do so in prior consultation with the GRC's Board designees.

Technical Steering Committee
The Parties will establish a technical steering committee (the "Technical Committee") to oversee the technical direction of the Venture Entities and the fulfillment of research and development obligations. The Technical Committee shall be comprised of four (4) members (the "TSC Members"). The Schlumberger Parties will be entitled to designate two (2) TSC Members, and GRC will be entitled to designate two (2) TSC Members. No TSC Member may be removed from his or her position on the Technical Committee without the consent of the Party that designated such TSC Member. Any TSC Member may resign his or her position at any time, or be removed from his or her position at any time, with or without cause, by the Party designating such TSC Member. Notwithstanding anything else herein to the contrary, the Technical Committee shall be limited to an advisory role only, and each Venture Entity's Board shall have the full, exclusive and complete discretion to manage and control the affairs of such Venture Entity. The members of the Technical Committee shall be granted broad access to the research and development plans and projects of the Venture Entities.

Business and Strategic Plan
The Board of Directors will approve a Business and Strategic Plan for the first three years of the Phase III JV's proposed operations, setting forth, among other things, the Phase III JV's budget, business strategy, personnel development plans, proposed joint research and development programs, expected capital expenditures, and sales and marketing plans. The Business and Strategic Plan will be reviewed or modified, as applicable, at least annually.

Secondment	Each of STC, SHL and GRC will second mutually agreed upon personnel for the furtherance of the Business.

Non-competition
During the Phase III JV and for a period of two years thereafter, the Parties will not use microwave processes or technologies for the purpose of upgrading Heavy Oil above the surface of the Earth (including underwater).

Non-solicitation
Neither Party will (a) induce or attempt to induce any employee or contractor of the other Party to leave the employ or services of such other Party, (b) in any way interfere with the relationship between the other Party and any such employee or contractor, or (c) employ, or otherwise engage as an employee or otherwise, any such employee or contractor; provided, that this clause will not restrict (x) general solicitations made to the public or the industry generally and which such solicitations are not specifically targeted at any such employee or contractor and

(y) the employment of any person as a direct result of the solicitations permitted by the preceding subclause (x).

Contributed IP by GRC
"GRC Contributed IP" is all the Intellectual Property owned by GRC immediately prior to the Parties entering into the definitive agreements for the Phase III JV and that is contributed by GRC to the Phase III JV as defined in the section above entitled "Contributions by GRC".
The Phase III JV shall grant back to GRC an exclusive, worldwide, royalty-free license to use all GRC Contributed IP outside of the scope of the Business.
GRC Contributed IP will continue to be used by GRC in its own business, subject to the limitations on competition described above in the section entitled "Non-competition."

Background IP of GRC
"GRC Background IP" is all Intellectual Property used in GRC's business, not contributed to the Phase III JV, which relates to the Business.
GRC will grant the Phase III JV an exclusive, worldwide, royalty-free license to use all GRC Background IP in furtherance of the Business. The license to the Phase III JV would be limited to use in the Business.

IP Created by the Phase III JV	"Developed IP" is all Intellectual Property created by efforts of employees or contractors of the Phase III JV. Developed IP will be owned by the Phase III JV.

Contributed IP by the Schlumberger Parties
"Schlumberger Contributed IP" is all the Intellectual Property owned by the Schlumberger Parties immediately prior to the Parties entering into the definitive agreements for the Phase III JV and that is contributed by the Schlumberger Parties to the Phase III JV as defined in the section above entitled "Contributions by the Schlumberger Parties".
The Phase III JV shall grant back to the Schlumberger Parties an exclusive, worldwide, royalty-free license to use all Schlumberger Contributed IP outside of the scope of the Business.
Schlumberger Contributed IP will continue to be used by the Schlumberger Parties in its own business, subject to the limitations on competition described above in the section entitled "Non-competition."

Background IP of the Schlumberger Parties
"Schlumberger Background IP" is all Intellectual Property used in STC's and SHL's business, not contributed to the Phase III JV, which relates to the Business.
The Schlumberger Parties will grant the Phase III JV an exclusive, worldwide, royalty-free license to use all Schlumberger Background IP in furtherance of the Business. The license to the Phase III JV would be limited to use in the Business.

Rights to Intellectual Property Upon Sale of Phase III JV
GRC Background IP remains owned by GRC and can be used freely by GRC, subject to the exclusive licensing and noncompetition provisions of the Phase III JV.
GRC Background IP licensed to the Phase III JV remains licensed (on an exclusive, worldwide and royalty-free basis) to the Phase III JV or any successor, including by merger.
GRC Contributed IP remains owned by the Phase III JV and can be transferred to any successor of the Phase III JV, including by merger.
Schlumberger Background IP remains owned by the Schlumberger Parties and can be used freely by the Schlumberger Parties, subject to the exclusive licensing and noncompetition provisions of the Phase III JV.
Schlumberger Background IP licensed to the Phase III JV remains licensed (on an non-exclusive, worldwide and royalty- free basis) to the Phase III JV or any successor, including by merger.
Schlumberger Contributed IP remains owned by Phase III JV and can be transferred to successor, including by merger.
Developed IP remains owned by the Phase III JV and can be transferred to any successor of the Phase III JV, including by merger.
Grant-back licenses (on a worldwide and royalty-free basis) to GRC for GRC Contributed IP remain in effect.
Grant-back licenses (on a worldwide and royalty-free basis) to the Schlumberger Parties for Schlumberger Contributed IP remain in effect.

Any other Intellectual Property licenses from the Schlumberger Parties or GRC to Phase III JV will remain in effect.

Rights to Intellectual Property Upon Termination, Liquidation or Dissolution of the Phase III JV
GRC Background IP remains owned by GRC and can be used freely by GRC without restriction.
GRC Contributed IP will revert to GRC and can be used freely by GRC without restriction.
Schlumberger Background IP remains owned by the Schlumberger Parties and can be used freely by the Schlumberger Parties without restriction.
Schlumberger Contributed IP will revert to the Schlumberger Parties and can be used freely by the Schlumberger Parties without restriction.
Each of GRC and the Schlumberger Parties will receive equal joint ownership to the Developed IP and each of GRC and the Schlumberger Parties will have a royalty-free license to the Developed IP of the other Party. Each Party will execute and/or authorize any documents necessary to evidence such joint ownership.

Buy-Sell Provisions; Limitations on Transfers
Other than as set forth below, permissible transfers of equity interests in the Phase III JV will be limited to transfers of equity interests as specified in the definitive agreement.
Each Party (a "selling party") will have the right to dispose of all, but not less than all, of its ownership interest in the Phase III JV by giving written notice to the other Party. Upon receipt of such notice, each Party will select an independent investment banking or valuation firm of recognized standing within 30 days to estimate the fair market value the Phase III JV. If the valuations of such firms are within 10% of each other, then the fair market value of the Phase III JV shall be deemed to be the average of such valuations. If the valuations are not within 10% of each other, then the Schlumberger Parties and GRC shall jointly select a third independent investment banking or valuation firm of recognized standing to estimate the fair market value of the Phase III JV. The third firm shall arrive at a valuation between the valuations of the first and second firms, and the valuation of such third firm shall be binding on both the Schlumberger Parties and GRC. Upon receipt of the fair market value of the Phase III JV, as determined pursuant to this paragraph, the other Party shall have the right to acquire the Phase III JV interest of the selling party for an amount in cash equal to (a) the fair market value of the Phase III JV multiplied by (b) the percentage interest in the Phase III JV owned by the selling party. If the other Party does not elect to purchase the selling party's interest in the Phase III JV within 90 days of the final determination of the fair market value of such interest, then the selling party shall have the right to dispose of such interest for a period of 180 days at the price determined pursuant to this paragraph. The Parties agree that they will not exercise such right for three (3) years from the date of the definitive agreement.

Change in Control	Upon a Change in Control Event, the Parties will follow the procedures set forth above under "Buy-Sell Provisions; Limitations on Transfers" and GRC shall be deemed to be a selling party.

Minority Rights Protection	GRC will have mutually agreed upon minority protection rights, including information rights, inspection rights, and consent rights on certain fundamental matters.

Termination and Exit
The Phase III JV will be dissolved only if: (1) the Parties unanimously elect to dissolve or terminate it; (2) it is dissolved pursuant to an express provision of the joint venture rights agreement; or (3) a decree of judicial dissolution is entered.

Guarantee	Global Resource Corporation will fully and unconditionally guarantee the payment and performance obligations of GRC in the Phase III JV.

Approvals	The definitive agreements will be subject to approval by each Party's Board of Directors and receipt of any necessary lender and government approvals.

Costs and Expenses
Each Party will bear its own costs and expenses (including, without limitation, legal, accounting and investment banking) incurred in connection with the proposed transactions, whether or not such transactions are ultimately consummated.

Governing Law	Delaware or such other jurisdiction as may be mutually agreed.

Dispute Resolution	Any dispute or controversy arising under any definitive agreement will be adjudicated by arbitration as provided in Section 23 of the JDA.

Confidentiality	The existence and terms of this Indicative Term Sheet are confidential and subject to the provisions of Section 13 of the JDA.

Exhibit 1